Exhibit 99.1

FOR IMMEDIATE RELEASE

ENTRUST STOCKHOLDERS APPROVE MERGER WITH THOMA BRAVO; TRANSACTION COMPLETED

DALLAS – July 28, 2009 – Entrust (NASDAQ: ENTU), a world leader in securing digital identities and information, announced that at the Company’s Special Meeting of Stockholders held today, the required supermajority of Entrust stockholders voted to approve the amended merger agreement with an affiliate of Thoma Bravo, LLC (“Thoma Bravo”), and the transaction has been completed.

“We are very pleased with the outcome of today’s stockholder vote,” said Michael McGrath, Chairman of the Board of Directors of Entrust. “We believe that the transaction with Thoma Bravo provides stockholders immediate, certain and premium value and is in the best interest of all Entrust stockholders. On behalf of Entrust’s Board, I thank our stockholders, customers and hard-working, dedicated employees for their support throughout this process. We look forward to working with Thoma Bravo and expect a smooth transition.”

Scott Crabill, Managing Partner of Thoma Bravo said, “This is an important milestone for Entrust and we are excited about this transaction. We look forward to working with Entrust’s talented employees and experienced management team to ensure a seamless transition process. We are confident that together we can secure a strong future for Entrust, advancing the Company’s long-term business goals and driving additional growth opportunities for the Company, its employees and customers.”

Under the terms of the agreement, Entrust stockholders are entitled to receive $2.00 in cash for each share of Entrust common stock that they hold, without interest and less any applicable withholding taxes. Letters of transmittal allowing Entrust stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

With the closing of the transaction, Entrust stock will cease to trade on the NASDAQ at market close today and will be delisted.

Barclays Capital is acting as financial advisor to Entrust and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Entrust’s legal advisor.

About Entrust

Entrust (NASDAQ: ENTU) secures digital identities and information for consumers, enterprises and governments in more than 2,000 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail Entrust@Entrust.com or visit www.Entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 39 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

CONTACTS:

Investors	Media
David E. Rockvam	Matt Sherman / Ed Trissel
Chief Marketing Officer & Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
972-728-0424	212-355-4449
david.rockvam@entrust.com	msherman@joelefrank.com /
etrissel@joelefrank.com